Filed Pursuant to Rule 433

Registration Nos. 333-229037 & 333-229037-05

*PRICING DETAILS* $1.25+bn ($1.19+bn Offered) HART 2020-C (PRIME AUTO LOAN)

JOINT LEADS : SMBC (Structuring), BNP, Credit Ag, Lloyds, Mizuho

CO-MANAGERS : HSBC, Soc Gen

CL	SIZE($MM)	OFFERED($MM)	WAL	S/F	P.WIN	E.FNL	L.FNL	BNCH	SPREAD	YLD	CPN	$PRICE
A-1	253.700	241.015	0.25	A-1+/F1+	1-7	05/21	11/21	IntL	-3	0.18575%	0.18575%	100.00000%
A-2	420.000	399.000	1.07	AAA/AAA	7-20	06/22	09/23	EDSF	+5	0.262%	0.26%	99.99802%
A-3	420.000	399.000	2.39	AAA/AAA	20-40	02/24	05/25	IntS	+14	0.390%	0.38%	99.97697%
A-4	99.870	94.876	3.57	AAA/AAA	40-47	09/24	11/26	IntS	+19	0.500%	0.49%	99.96647%
B	23.180	22.021	4.01	AA+/AA	47-50	12/24	11/26	IntS	+48	0.819%	0.81%	99.97003%
C	38.630	36.698	4.20	AA-/A	50-51	01/25	12/27	IntS	+73	1.084%	1.08%	99.99361%

>> Deal will not grow

- Ticker : HART 2020-C	- Pricing Speed : 1.3% ABS - 5% Call
- Registration : SEC Reg	- First Pay Date : 11/16/20
- Expected Ratings : S&P/Fitch	- Expected Settle : 10/28/20
- Expected Pricing : PRICED	- ERISA Eligible : Yes
- B&D : SMBC	- Minimum Denoms : $1k x $1k

>> Available Information:

- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)

- Intex CDI (attached)

- Intexnet: smbchart20c Passcode: 6YY7

- Roadshow: https://dealroadshow.com/ Passcode: HART20C

The issuer has filed a registration statement (including a prospectus) with the securities and exchange commission ("sec") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the sec for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the sec web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. Smbc nikko securities America, inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.